NEWS RELEASE
For Immediate Release:
March 20, 2025

Sterling Publishes Its 2025 Sustainability Report
THE WOODLANDS, TX – March 20, 2025 – Sterling Infrastructure, Inc. (NasdaqGS: STRL) ("Sterling" or "the Company") has published its 2025 Sustainability Report titled, Building Tomorrow Today. The report highlights Sterling's ongoing sustainability efforts and Environmental, Social and Governance (ESG)-related activities and business practices. The report can be accessed via The Sterling Way (ESG) section of the Company's website at https://www.strlco.com/sustainability.

CEO Remarks
“We are proud to play a pivotal role in advancing America’s infrastructure—whether it's through data centers that support ever-increasing data demand, cutting-edge manufacturing facilities, modern transportation systems that enable mobility, or the homes we live in. The projects we undertake are designed not only to meet the needs of the present but also to create lasting, positive impacts generations to come. Our work is about more than construction; it’s about creating a foundation for a sustainable and equitable tomorrow, today,” stated Joe Cutillo, Sterling's Chief Executive Officer.

“This year’s report highlights examples of our sustainability-focused initiatives, partnerships, and engagements. We believe that sustainable business practices are good business practices, and they lie at heart of our commitment to protecting our people, our communities and our environment - The Sterling Way,”Mr. Cutillo concluded.

About Sterling
Sterling operates through a variety of subsidiaries within three segments specializing in E-Infrastructure, Transportation and Building Solutions in the United States, primarily across the Southern, Northeastern, Mid-Atlantic and Rocky Mountain regions and the Pacific Islands. E-Infrastructure Solutions provides advanced, large-scale site development services for manufacturing, data centers, large scale distribution centers, warehousing, power generation and more. Transportation Solutions includes infrastructure and rehabilitation projects for highways, roads, bridges, airports, ports, rail and storm drainage systems. Building Solutions includes residential and commercial concrete foundations for single-family and multi-family homes, parking structures, elevated slabs, other concrete work, plumbing services, and surveys for new single-family residential builds. From strategy to operations, we are committed to sustainability by operating responsibly to safeguard and improve society’s quality of life. Caring for our people and our communities, our customers and our investors – that is The Sterling Way.

Joe Cutillo, CEO, “We build and service the infrastructure that enables our economy to run, our people to move and our country to grow.”

Sterling Infrastructure Contacts:
Mary Gonzalez, Head of Strategic Communications and Sustainability
281-214-0789
mary.gonzalez@strlco.com

Noelle Dilts, VP of Investor Relations and Corporate Strategy
281-214-0795
noelle.dilts@strlco.com